AMENDMENT NO. 3, dated as of May 10, 2011, to EMPLOYMENT AGREEMENT, dated as of October 16, 2007 (the “Amendment”), by and between KINGSTONE COMPANIES, INC. (formerly DCAP Group, Inc.), a Delaware corporation (the “Company”), and BARRY B. GOLDSTEIN (the “Employee”).

RECITALS

WHEREAS, the Company and the Employee are parties to an Employment Agreement, dated as of October 16, 2007, as amended by Amendment Nos. 1 and 2 thereto, dated as of August 25, 2008 and March 20, 2010, respectively (the “Employment Agreement”), which sets forth the terms and conditions upon which the Employee is employed by the Company and upon which the Company compensates the Employee.

WHEREAS, the Company and the Employee desire to amend the Employment Agreement to modify certain provisions thereof.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. The following sentence is added to the end of Paragraph 3.1 of the Employment Agreement:

“In addition, notwithstanding the foregoing, during the term of the Employment Agreement between Kingstone Insurance Company (“KICO”) and the Employee, dated as of May 10, 2011 (the “KICO Employment Agreement”), the Employee shall be entitled to devote such time as is necessary in the fulfillment of his duties and responsibilities as Chairman of the Board and Chief Investment Officer of KICO and, effective as of January 1, 2012, as President and Chief Executive Officer of KICO, it being understood and agreed that such permitted activity is subject to the reduction in Base Salary provided for in Paragraph 4.2 hereof.”

2. The following sentence is added to the end of Paragraph 4.2 of the Employment Agreement:

“Effective May 10, 2011, the Base Salary shall be reduced on a dollar-for-dollar basis to the extent of the salary payable by KICO to the Employee pursuant to the KICO Employment Agreement.”

3. Except as amended hereby, the Employment Agreement shall continue in full force and effect in accordance with its terms.  This Amendment shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof.  In the event any clause, section or part of this Amendment shall be held or declared to be void, illegal or invalid for any reason, all other clauses, sections or parts of this Amendment which can be effected without such void, illegal or invalid clause, section or part shall nevertheless continue in full force and effect.

4. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

5. Signatures hereon which are transmitted via facsimile or email shall be deemed original signatures.

6. The Employee acknowledges that he has been represented by counsel, or has been afforded an opportunity to be represented by counsel, in connection with this Amendment.  Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Amendment against the party that drafted it has no application and is expressly waived by the Employee.  The provisions of this Amendment shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

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IN WITNESS WHEREOF, the Company and the Employee have executed this Amendment as of the date first above written.

KINGSTONE COMPANIES, INC.

By:  /s/ Victor Brodsky
   Victor Brodsky
Chief Financial Officer

/s/ Barry B. Goldstein
Barry B. Goldstein

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